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                                                                    EXHIBIT 23.1

                       [KPMG PEAT MARWICK LLP LETTERHEAD]

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Sterling West Bancorp

     We consent to incorporation by reference in the registration statement (No. 2-77211) on Form S-8 of Sterling West Bancorp of our report dated March 24, 1998, relating to the consolidated balance sheets of Sterling West Bancorp and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Sterling West Bancorp.

                                               /s/ KPMG PEAT MARWICK LLP

Los Angeles, California
March 31, 1998